EXHIBIT 99.1

PRESS RELEASE DATED AUGUST 17, 2009

HEALTHY FAST FOOD WELCOMES RICHARD UNGARO
AS NEW CHIEF OPERATING OFFICER
Veteran Senior Exec Played Key Role in Building Barnie's Coffee & Tea Company,
Starbucks, Wendy's, Blockbuster and Burger King  into Industry Giants.

Press Release	For Immediate Release

HENDERSON, Nev.− (PR NEWSWIRE) − August 17, 2009 − Healthy Fast Food, Inc. (OTCBB: HFFI), owner and franchisor of U-SWIRL® Frozen Yogurt stores, today announced that it has named Richard Ungaro as the Company's newly appointed Chief Operating Officer.

Over a career spanning more than 40 years, Ungaro has earned distinction as a highly accomplished senior corporate executive who has played key leadership roles in the building of several national brands through their respective exponential growth phases.  More specifically, in 1999, he led a turnaround for Sara Lee Corp. as President and CEO of Barnie's Coffee & Tea Company.  At the time, the $50 million company had $15 million in debt and was losing $4 million with negative same-store sales.  By 2003, Barnie's was debt-free and earning $4 million in profit with positive same-store sales.  Today, Barnie's continues to be one of the true premium gourmet coffee and tea purveyors in the nation.

Ungaro began his career in 1972 with Burger King Corporation as an Industrial Engineer within the Research and Development department.  He rose through the ranks to become the food service icon's first Vice President of Architecture and Construction and ended his 10-year service as Company/Franchise Operations Manager.  He also spent nine years with Wendy's International in a variety of leadership roles, including Senior Vice President of Operations.  During its peak growth cycle, Wendy's opened over 500 new stores each year.  From 1990 through 1997, Ungaro served in a number of executive posts at Blockbuster Entertainment Group, while the Company grew from 900 retail stores to 6,500 - never opening less than 700 per year.  Before ultimately leaving Blockbuster, he had ascended to Executive Vice President for all 6,500 stores.  Ungaro also served as Zone Vice President for Starbucks Coffee Company when the Company only had nine retail stores operating in East Coast markets and 250 nationwide.  Within 24 months, the East Coast team opened 150 new retail locations at a rate of one new market each month.  Immediately prior to joining Healthy Fast Food, Ungaro served as CEO at RU Investment, LLC, a turnaround management and investment company.

Commenting on Ungaro's appointment, Hank Cartwright, Chairman and CEO of Healthy Fast Food, stated, "We are thrilled to welcome Rich to Healthy Fast Food's executive management team and look forward to utilizing his proven experience and leadership skill as a major growth catalyst for U-SWIRL Frozen Yogurt.  His demonstrated ability to define and drive operating initiatives will be invaluable to us as we persist in perpetuating U-SWIRL's rampant growth and national expansion efforts."

ABOUT U-SWIRL INTERNATIONAL, INC.
U-SWIRL International is a wholly owned subsidiary of Healthy Fast Food, Inc., and is launching a national chain of self-serve frozen yogurt stores called U-SWIRL® Frozen Yogurt.  U-SWIRL allows guests the ultimate choice in frozen yogurt by providing 16 non-fat flavors, including tart, traditional, no sugar-added options, and more than 60 toppings, including seasonal fresh fruit, sauces, candy and granola.  Guests serve themselves and pay by the ounce instead of by the cup size.  A healthier alternative to a coffee shop hang out, locations are furnished with couches and tables, and patio seating.

U-SWIRL has announced plans to open up to ten stores by the end of 2009.  In addition to its development of Company-owned stores, U-SWIRL International has also launched its franchise program to roll out the concept nationwide in those states in which the Company is qualified to offer franchises.

ABOUT HEALTHY FAST FOOD, INC.
Headquartered in Henderson, Nevada, Healthy Fast Food, Inc. is on a mission to deliver consumers a smarter alternative to America's favorite meals and snacks.  In October 2008, the Company acquired the worldwide rights to U-SWIRL® Frozen Yogurt and has commenced executing an aggressive strategy to build the brand into a globally recognized chain of highly experiential frozen yogurt stores, led by its wholly-owned subsidiary, U-SWIRL International, Inc.  Healthy Fast Food also operates a restaurant, branded as Fresh and Fast, in the Las Vegas area serving healthier burgers, fries and shakes.

Safe Harbor Statement
This press release contains forward-looking statements regarding the timing and financial impact of the Healthy Fast Food, Inc.'s  ability to implement its business plan, expected revenues and future success.  These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's  control.  Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Healthy Fast Food's  periodic filings with the Securities and Exchange Commission, including without limitation, the Company's Annual Report  for the year ended December 31, 2008. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof.  Healthy Fast Food undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

FOR MORE INFORMATION, PLEASE CONTACT
Elite Financial Communications Group, LLC
Dodi Handy, President and CEO (Twitter: @dodihandy) or
Kathy Addison, Director of Elite Media Group (Twitter: @kathyaddison)
407-585-1080 or via email at HFFI@efcg.net